RESTATED ARTICLES OF INCORPORATION
                               OF
                  INDEPENDENT BANKSHARES, INC.

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                           ARTICLE ONE
                           -----------

     INDEPENDENT BANKSHARES, INC., pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and such Restated Articles of Incorporation contain no change in any provision thereof.

                           ARTICLE TWO
                           -----------

    These Restated Articles of Incorporation were adopted by resolution of the Board of Directors of the corporation on the
                    28th day of March, 1995.

                          ARTICLE THREE
                          -------------

     The Articles of Incorporation and all amendments and supplements thereto (including, without limitation, that Certificate of Designation of the $10.00 Series C Cumulative Convertible Preferred Stock) are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof:

                           ARTICLE I.

            The  name  of  the  corporation  is  INDEPENDENT
     BANKSHARES, INC.

                           ARTICLE II.

          The period of its duration is perpetual.

                          ARTICLE III.

           The purpose or purposes for which the corporation is organized are:

           (a)     To act as a bank holding company.

           (b)     For any lawful purpose.

           (c) To buy, sell, lease, and deal in services, personal property, and real property subject to
                   Part  IV of the Texas Miscellaneous Corporation
                   Laws Act.

           (d) To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the corporation.

          The foregoing clauses shall be construed as powers as well as objects and purposes, and the matter expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the corporation.

                           ARTICLE IV.

          The aggregate number of shares of all of stock that the corporation shall have authority to issue is Thirty-five Million (35,000,000), of which Thirty Million (30,000,000) shares of the par value of $0.25 each shall be common stock and Five Million (5,000,000) shares of the par value of $10.00 each shall be preferred stock issuable in series.

          Shares of preferred stock may be issued from time to time in one or more series, the shares of each series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.

          Authority is hereby expressly granted to the Board of Directors to authorize the issuance of the preferred stock from time to time in one or more series, and with respect to each series of the preferred stock, to fix and determine by the resolution or resolutions from time to time adopted providing for the issuance thereof the number of shares to constitute the series and the designation thereof and any one or more of the following rights and preferences: (i) the rate of dividend; (ii) the price at and terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation;
     (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions (if any) for the redemption or repurchase of the shares;
     (vi) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (vii) voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies that make the voting rights effective). The shares of each series of the preferred stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares designated for any existing series by adding to such series authorized and unissued shares not designated for any other series.

          The Board of Directors may decrease the number of shares designated for any existing series by subtracting from such series unissued shares designated for such series, and the shares so subtracted shall become authorized and unissued shares of preferred stock.

     INCORPORATED FROM CERTIFICATE OF DESIGNATION OF $10.00
     SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

          1. Designation and Amount. There shall be a series of Preferred Stock designated as "$10.00 Series
     C Cumulative Convertible Preferred Stock," and the number of shares constituting such series shall be 50,000. Such series is referred to herein as the "Series C Preferred Stock."

          2. Rank. All shares of Series C Preferred Stock shall rank prior to all of the corporation's common stock, par value $0.25 per share (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary.

          3.   Dividends.  The holders of the Series C
     Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $4.20 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of initial issuance and shall be payable in cash quarterly in arrears on the fifteenth day of each January, April, July and October, commencing on January 15, 1991, except that if any such date is not a business day then such dividend shall be payable on the next succeeding business day to holders of record as they appear on the stock books of the corporation at the close of business on the last business day of each calendar quarter preceding the payment date. For purposes hereof, the term "business day" shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or the State of Texas shall not be regarded as a business day. Subject to the next paragraph of this Section 3, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

          No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the corporation ranking junior as to dividends and as to liquidation rights to the Series C Preferred Stock, shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the corporation of, or any monies set aside or sinking fund established for the purchase, redemption or other acquisition of, any shares of Common Stock or other capital stock of the corporation ranking junior as to dividends to the Series C Preferred Stock (the
     "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Series C Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment. Furthermore, the corporation may not declare or pay any dividends in respect of the Common Stock or purchase, redeem or otherwise acquire shares of Common Stock if, on the record date for such payment, or the date of such purchase, redemption or acquisition, such action would cause stockholders' equity (including mandatorily redeemable preferred stock) of the corporation, as reported in the most recent quarterly or annual financial statements filed by the corporation with the Securities and Exchange Commission (the "Commission"), to be less than an amount equal to the sum of (i) 140% of the number of then outstanding shares of Series C
     Preferred Stock multiplied by $42.00 and (ii) 140% of the number of then outstanding shares of any Senior
     Dividend Stock (defined below) multiplied by the liquidation value of such Senior Dividend Stock.

          If at any time any dividend on any capital stock of the corporation ranking senior as to dividends to the Series C Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Series C Preferred unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series of the corporation's capital stock ranking, as to dividends, on a parity with the Series C Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series C Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Series C Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Series C Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Series C Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or and set aside for payment per share on the Series C Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series C Preferred Stock and the Parity Dividend Stock bear to each other.

          4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of the Series C Preferred Stock shall be entitled to receive, out of the remaining net assets of the corporation available for distribution to shareholders, whether such assets are stated capital or surplus of any nature, the amount of $42.00 per share, plus an amount equal to the amount of all dividends accrued and unpaid on each such share whether or not declared, without interest to the date fixed for distribution, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series C Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Series C Preferred Stock only in the event that the corporation's payments with respect to the liquidation preferences of the holders of capital stock of the corporation ranking senior as to liquidation rights to the Series C Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the corporation available for distribution after the liquidation preferences of the Series C Preferred Stock are fully met shall be distributed ratably among the holders of the Series C Preferred Stock and any other class or series of the corporation's capital stock that may hereafter be created having parity as to liquidation rights with the Series C Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). All shares of Series C Preferred Stock are entitled to share ratably with shares of any other series of preferred stock that may rank on a parity with the Series C Preferred Stock as to distribution of assets upon liquidation, in accordance with these respective amounts payable thereon, in any distribution in liquidation that is less than the aggregate of all amounts payable thereon. Neither a consolidation or merger of the corporation with or into any other entity or entities nor a sale or transfer of all or part of the corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the corporation.

          5.   Redemption.

          (a) Optional Redemption. The corporation may, in its sole discretion, redeem on the seventh anniversary of the issuance of the Series C Preferred Stock or on any anniversary thereafter all or any part of the outstanding Series C Preferred Stock by paying a redemption price per share of $42.00 in cash (or in Common Stock as specified below), plus, in each case, an amount in cash equal to all dividends on the Series C Preferred Stock accrued and unpaid thereon, whether or not declared, pro rata to the date fixed for redemption. Notwithstanding the foregoing, the corporation may not optionally redeem less than all of the Series C Preferred Stock at any time outstanding unless all dividends accrued and in arrears upon all Series C Preferred Stock then outstanding shall have been paid for past dividend periods.

          At the corporation's option, obligations of the corporation on any redemption date fixed for redemption (including obligations to pay any accumulated and unpaid dividends) may be paid in (i) cash, (ii) if the Common Stock is then listed or admitted to trading on one or more national securities exchanges (namely, the American Stock Exchange, the Boston Stock Exchange, the Midwest Stock Exchange, the New York Stock Exchange or the Pacific Stock Exchange) or is not so listed or admitted but is quoted by the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS"), Common Stock issued by the corporation and valued for such purposes at its Redemption Value (as defined below) on the date prior to the date of mailing of the notice of redemption, or
     (iii) any combination of (i) or (ii). No fractional shares of Common Stock shall be issued by the corporation in redemption of Series C Preferred Stock and cash shall be paid in lieu thereof. For these purposes, Redemption Value means, as of any date of determination, (i) if the Common Stock is listed or admitted to trading on one or national exchanges, the average of the last reported sales price per share of Common Stock or, in the event no such reported sale takes place on any such day, the average of the last reported bid and asked price per share of Common Stock, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading for the 15 trading days immediately preceding the date of determination; or (ii) if the Common Stock is not listed or admitted for trading on a national exchange but is quoted by NASDAQ, the average of the last reported sales price per share of Common Stock or, in the event no reported sales takes place on any such day or the last reported sales prices are not then quoted, the average of the last reported bid and asked prices per share of Common Stock for the 15 trading days immediately preceding such date of determination, as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service as may be selected by the corporation for such purpose, if such Bureau is not at the time furnishing quotations.

          (b) Redemption Procedures. If less than all the outstanding shares of Series C Preferred Stock not previously called for redemption are to be redeemed, the Series C Preferred Stock to be redeemed shall be selected by the corporation by lot or pro rata (as nearly as may be) as determined by the corporation and pursuant to such procedures as the corporation may determine in the exercise of its sole discretion.

          Not less than 15 nor more than 20 days prior to the date fixed for redemption of the Series C Preferred Stock, a notice thereof shall be given by mail to the record holders of the Series C Preferred Stock selected for redemption at their respective addresses as shown on the books of the corporation. Such notice will also state (i) the date fixed for redemption, (ii) the redemption price, (iii) whether such redemption will be made in cash, Common Stock, or a combination thereof, and (iv) if such redemption will be made in whole or in part in Common Stock, the number of shares of Common Stock to be issued, and shall call upon such holder to surrender to the corporation on said date at the place designated in the notice such holder's Series C Preferred Stock. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption, except as to the holder to whom the corporation has failed to mail such notice or except as to the holder whose notice was defective. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given regardless of whether the holder receives the notice.

          On or after the date fixed for redemption as stated in such notice, each holder of the shares for redemption shall surrender the certificate evidencing such shares to the corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or before the date fixed for redemption, (i) all funds necessary for such redemption shall have been set aside and (ii) the corporation shall have issued, effective the date fixed for redemption, the number of shares of Common Stock to be issued in connection with such redemption, then upon and after the date fixed for redemption, holders of Series C Preferred Stock selected for redemption and to whom notice has been duly given will cease to be shareholders with respect to such shares of Series C Preferred Stock. Such persons will have no interest in, or right or claim against the corporation by virtue of, and have no voting or other rights with respect to, such Series C Preferred Stock except the right to receive from the corporation the monies, without interest thereon, or stock certificates evidencing Common Stock (together with amounts, if any, in respect to distributions declared and paid on such Common Stock during the period when stock certificates evidencing such Common Stock are held in trust for such person) payable upon surrender of the stock certificates to be redeemed.

          After giving any notice of redemption and prior to the close of business on the second business day prior to the date fixed for redemption, the holders of Series C Preferred Stock so called for redemption may convert such Series C Preferred Stock into Common Stock in accordance with the conversion privileges set forth in
     Section 6.

          In any case where a date fixed for optional redemption pursuant to Section 5(a) shall not be a business day, then, notwithstanding any other provision of this Certificate of Designations of Rights, Privileges and Preferences (the "Certificate"), redemptions made pursuant to Sections 5(a) need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on such date.

          6.   Conversion Privilege.

          (a) Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the redemption thereof, subject to the terms and provisions of this Section 6, into the number of fully paid and nonassessable shares of Common Stock per share of Series C Preferred Stock equal to $42.00 divided by the conversion price (as defined in Section 6(c)) in effect from time to time, provided, however, that with respect to any Series C Preferred Stock that shall be called for redemption, the right of conversion shall terminate at the close of business on the second business day prior to the date fixed for redemption of such Series C Preferred Stock unless the corporation shall default in making the payment due upon redemption thereof.

          (b)  As promptly as practicable after the
     surrender, as herein provided, of any shares of Series C Preferred Stock for conversion, the corporation shall issue the number of shares of Common Stock into which such Series C Preferred Stock may be converted in accordance with the provisions of this Section 6 and shall deliver or cause to be delivered, at the office of the transfer agent for the Series C Preferred Stock to the person for whose account such shares of Series C Preferred Stock were so surrendered, or to his nominee or nominees, duly issued certificates evidencing such Common Stock. Prior to delivery of such certificates, the corporation shall require a written notice from the holder of the Series C Preferred Stock so surrendered indicating his election to convert such Series C Preferred Stock and specifying the name or names (with address) in which such certificates are to be issued. If the certificates to be issued to a person who is other than the record holder of the C Preferred Stock to be converted, the surrender of such Series C Preferred Stock shall be accompanied by such duly executed instruments of transfer as shall be required by the corporation. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that such Series C Preferred Stock shall have been surrendered for conversion, so that the rights of the holder of such Series C Preferred Stock shall cease with respect to such Series C Preferred Stock at such time, and the person or persons entitled to receive the Common Stock upon conversion of such Series C Preferred Stock shall be treated for all purposes as having become the record holder of such Common Stock at such time, and such conversion shall be at the conversion price in effect at such time.

          No payments with respect of accumulated and unpaid dividends, if any, on the Series C Preferred Stock will be made upon conversion; provided, however, that dividends declared prior to such conversion but unpaid at the time of conversion shall continue to be payable so long as conversion occurs after the record date for such dividends. No fractional shares of Common Stock shall be issued upon conversion and cash shall be paid in lieu thereof.

          (c) The price at which Common Stock shall be delivered upon conversion (herein called the "conversion price") shall initially be $0.40 per share of Common Stock. The conversion price shall be subject to adjustment as follows: if the corporation shall (i) make a distribution to all holders of Common Stock payable in any class of stock or securities convertible into any class of stock, (ii) subdivide outstanding Common Stock into a greater number of shares of Common Stock, (iii) combine outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of Common Stock any capital stocks of the corporation of any class or classes, the conversion price in effect immediately prior to such action shall be adjusted so that the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and class or classes of securities that he would have owned or have been entitled to receive immediately after the happening of any of the events described above had such Series C Preferred Stock been converted on or immediately prior to the record date for such distribution or the effective date of such subdivision, combination or reclassification, as the case may be. An adjustment made pursuant to this Section 6(c) shall become effective retroactively immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this
     Section 6(c), the holder of any Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes, the corporation (whose determination shall be conclusive and shall be described in a statement provided to each record holder of Series C Preferred Stock) shall determine the allocation of the conversion rate between and among such classes of securities.

          (d)  In the case the corporation shall issue
     rights or warrants to all holders of Common Stock of the corporation entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the then Current Price (as defined in Section 6(n)) at the record date mentioned below, the conversion price per share of Common Stock at which each Series C Preferred Stock shall thereafter be convertible shall be reduced by multiplying the conversion price in effect prior to the record date mentioned below by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Price (as defined in Section 6(n)). Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

          (e) In case the corporation shall distribute to all holders of Common Stock evidences of its indebtedness or (excluding cash distributions), or rights or warrants to subscribe (excluding those referred to in Section 6(d)), then in each such case the conversion price per share of Common Stock at which each Series C Preferred Stock shall thereafter be convertible shall be determined by multiplying the conversion price in effect prior to the record date mentioned below by a fraction, the denominator of which shall be the Current Price (as defined in Section 6(n)), determined as of the record date mentioned below, and the numerator of which shall be such Current Price (as defined in Section 6(n)), less the then fair market value (as determined by the corporation in good faith whose determination shall be conclusive if made in good faith and shall be described in a statement provided to each record holder of Series C Preferred Stock) of the portion of assets or evidences of indebtedness so distributed or of such subscription rights applicable to each share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively immediately after the record date fixed for determination of shareholders entitled to receive such distribution.

          (f)  No adjustment otherwise required in the
     conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in such conversion price; provided, however, that any adjustment that by reason of this Section 6(f) is not required to be made shall be carried forward and taken into account in any subsequent adjustments. All calculations under this Section 6 shall be made to the nearest cent or the nearest l/100th of a share, as the case may be.

          (g) Whenever the conversion price is adjusted, the corporation shall promptly mail to each record holder of Series C Preferred Stock a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate prepared in good faith shall be conclusive evidence of the correctness of such adjustment absent manifest error.

          (h) In the event that at any time, as a result of an adjustment made pursuant to this on Section 6, the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive any of the corporation's securities other than Common Stock, thereafter the number of such other shares so receivable upon conversion of any Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6, and the provisions of this Section 6 shall apply on like terms to any such other stock.

          (i) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the conversion of shares of Series C Preferred Stock. The number of full shares of Common Stock issuable upon conversion thereof shall be computed by dividing the aggregate value of the Series C Preferred Stock so surrendered (valued for such purpose at the amounts specified herein) by the conversion price in effect at the time of conversion. If the conversion of any Series C Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Price (as defined in Section 6(n)) on the date prior to the date of conversion shall be paid to such holder in cash by the corporation. All certificates representing converted Series C Preferred Stock delivered to the corporation pursuant to this Section 6 shall be imprinted with a legend indicating such conversion, and the Series C Preferred Stock represented thereby shall no longer be deemed to be outstanding.

          (j) In case of any consolidation or merger of the corporation with or into another entity or in case of any sale or transfer to another entity of all or substantially all of the corporation's assets, then the holders of the Series C Preferred Stock then outstanding shall have the right thereafter to convert such Series C Preferred Stock only into the kind and amount of securities and property receivable upon or deemed to be held following such consolidation, merger, sale or transfer by a holder of a number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer. Provision shall be made in the charter document of the resulting or surviving entity or otherwise so that the provisions of this Section 6 shall thereafter be applicable, as nearly as practicable, to any such other securities and property deliverable upon conversion of the Series C Preferred Stock remaining outstanding or other convertible securities received by the holder of Series C Preferred Stock in place thereof.

          (k)  The issuance of certificates evidencing
     Common Stock upon the conversion of Series C Preferred Stock shall be made without charge to the converting shareholder for such certificates or for any tax in respect of the issuance of such certificates; provided, however, that the corporation shall not be required to pay any charge or tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the record holder of the Series C Preferred Stock converted, and the corporation shall not be required to issue or deliver any such certificates unless and until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such charge or tax or shall have established to the satisfaction of the corporation that such charge or tax has been paid; and provided further, however, that the corporation shall not be required to pay or reimburse the holder of any income tax payable by such holder as a result of such issuance.

          (l)  In case:

               (i) the Corporation shall declare a dividend on the Common Stock payable otherwise than in cash;

               (ii) the corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase shares of any class of any other rights;

               (iii)     of any reclassification of the
     Common Stock (other than a subdivision or combination of the outstanding Common Stock), any consolidation or merger to which the corporation is a party or any sale or transfer of all or substantially all of the corporation's assets; or

               (iv)      of the voluntary or involuntary
     dissolution and winding up of the corporation;

     then the corporation shall cause to be filed at each office or agency maintained for the of conversion of Series C Preferred Stock, and shall cause to be mailed to the record holders of the Series C Preferred Stock, at their last addresses as they shall appear upon the books of the corporation, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such distribution, or grant of rights or warrants, or, if a record is not to be taken, the date as of which the record holders of Common Stock to be entitled to such distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer or dissolution is expected to become effective, and the date as of which it is expected that record holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or dissolution (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporation's action required to be specified in such notice).

          (m) The corporation shall at all times reserve and keep available out of its authorized by unissued shares, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock, free of preemptive rights, as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock
     from time to time outstanding.   For the purpose of
     this Section 6(m), the full number of shares of Common Stock issuable upon the conversion of all outstanding Series C Preferred Stock shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding Series C Preferred Stock were held by a single holder. The corporation shall from time to time seek a vote of the shareholders to amend the Restated Articles of Incorporation to increase the authorized amount of shares if at any time the authorized amount of shares remaining unissued shall not be sufficient to permit the conversion of all Series C Preferred Stock at the time outstanding. If any Common Stock required to be reserved for issuance upon conversion of Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon such conversion, the corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be so registered or approved.

          (n) "Current Price" of a share of Common Stock shall mean as of any date of determination (i) if the Common Stock is listed or admitted to trading on one or more securities exchanges registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act of 1934, as amended

     ("National Securities Exchange"), the average of the last reported sale prices per share of Common Stock regular way or, in case no such reported sale takes place on any such day, the average of the last reported bid and asked prices per share of Common Stock regular way, in either case on the principal National Securities Exchange on which the Common Stock is listed or admitted to trading, for the five trading days immediately preceding the date of determination; (ii) if the Common Stock is not listed or admitted to trading on a National Securities Exchange but is quoted by NASDAQ, the average of the last reported sales prices per share of Common Stock regular way or, in case no reported sale takes place on any such day or the last reported sales prices are not then quoted, the average of the closing bid prices per share of Common Stock for the five trading days immediately preceding such date of determination, as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service as may be selected by the corporation for such purpose, if such Bureau is not at the time furnishing quotations; or
     (iii) if the Common Stock is not listed or admitted to trading on a National Securities Exchange or quoted by NASDAQ, an amount equal to the fair market value of a share of Common Stock as of such date of determination, as determined by the corporation using any reasonable method of valuation.

          7.   Voting Rights.

          (a) General. Except as specified below, the holder of Series C Preferred Stock will not be entitled to vote on matters submitted to shareholders for a vote.

          (b) Default Voting Rights. Whenever dividends on the Series C Preferred Stock shall be in arrears for at least three quarters (whether or not consecutive), the holders of the Series C Preferred Stock shall be entitled to vote on all corporate matters on the basis of 105 votes for each share of Series C Preferred Stock held of record. The right of the holder of Series C Preferred Stock to vote on all corporate matters shall terminate when all accrued and unpaid dividends on the Series C Preferred Stock have been declared and paid or set apart for payment.

          (c) Class Voting Rights. So long as the Series C Preferred Stock is outstanding, the corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of all outstanding shares of Series C Preferred Stock voting separately as a class, (i) amend, alter or repeal any provision of the Restated Articles of Incorporation or the bylaws of the corporation, as amended, so as adversely to affect the relative rights, privileges, preferences, qualifications, limitations or restrictions of the Series C Preferred Stock or (ii) authorize or issue, or increase the authorized amount of, any additional class or series, ranking prior to or pari passu with the Series C Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the corporation. A class vote on the part of the Series C Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the corporation's Board of Directors) in connection with:
     (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to the Series C Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the corporation.

          8. Outstanding Shares. For purposes of this Certificate, all shares of Series C Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 5, all shares of Series C Preferred Stock that have been so called for redemption under Section 5(a) if funds necessary for the redemption of such shares are available for payment of the relevant redemption price; (ii) from the date of surrender of certificates representing shares of Series C Preferred Stock, all shares of Series C Preferred converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Series C Preferred Stock held of record by the corporation or any subsidiary of the corporation.

          9. Status of Acquired Shares. Shares of Series C Preferred Stock redeemed by the corporation, received upon conversion pursuant to Section 6 or otherwise acquired by the corporation will be restored to the status of authorized but unissued Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series C Preferred Stock.

          10.  Preemptive Rights.  The Series C Preferred
     Stock is not entitled to preemptive or subscription rights in respect of any securities of the corporation.

          11.  Severability of Provisions.  Whenever
     possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                           ARTICLE V.

          The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars
     ($1,000.00), consisting of money, labor done, or property actually received.

                           ARTICLE VI.

          Except as may be otherwise provided in Article
     2.41 of the Texas Business Corporation Act, no contract, act or transaction of the corporation with any person or persons, firm, trust or association, or any other corporation shall be affected or invalidated by the fact that any director, officer or shareholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages on account to this corporation be imposed upon such director, officer or shareholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this corporation on, or in connection with, such contract, act or transaction, provided that if such vote, action or presence is, or shall have been, necessary, such interest or connection (other than an interest as a non-controlling shareholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

                          ARTICLE VII.

          The corporation (i) shall indemnify, and advance expenses incurred by, any director or officer to the maximum extent such indemnification and advancement of expenses is permitted to directors of the corporation by Article 2.02-1 of the Texas Business Corporation
     Act, (ii) in the discretion of the Board of Directors, may indemnify any person to the maximum extent permitted by law, and (iii) may purchase such indemnification insurance or other arrangements as the Board of Directors may determine from time to time to the maximum extent permitted by law.

                          ARTICLE VIII.

          The right to accumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

                           ARTICLE IX.

          The address of the corporation's current registered office is 547 Chestnut Street, Abilene,
     Texas 79602, and the name of its registered agent at such address is Bryan W. Stephenson.

                           ARTICLE X.

          Section 1. Number of Directors. The number of directors shall be fixed from time to time by or pursuant to the bylaws of the corporation.

          Section 2. Classification of the Board of
     Directors. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the corporation's bylaws, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1987, another to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1988, and another to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1989, with the members of each class to hold office until their successors have been duly elected and have qualified. At each annual meeting of the shareholders of the corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

          Section 3. Bylaws. The Board of Directors shall have the power to alter, amend or repeal the bylaws of the corporation or to adopt new bylaws. The bylaws of the corporation shall be subject to repeal or change at any meeting of the shareholders at which a quorum is present by the affirmative vote of the holders of two-thirds of the stock of the corporation entitled to vote and present, in person or by proxy, at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting).

                           ARTICLE XI.

          The current directors of the Corporation and their current address is as follows:

     Director                   Address
     -------------------------  --------------------------

     Lee Caldwell               547 Chestnut Street
                                Abilene, Texas 79602

     Mrs. Wm. R. (Amber) Cree   547 Chestnut Street
                                Abilene, Texas 79602

     Louis S. Gee               547 Chestnut Street
                                Abilene, Texas 79602

     Marshall M. Keller         547 Chestnut Street
                                Abilene, Texas 79602

     Tommy McAlister            547 Chestnut Street
                                Abilene, Texas 79602

     Bryan W. Stephenson        547 Chestnut Street
                                Abilene, Texas 79602

     Scott L. Taliaferro        547 Chestnut Street
                                Abilene, Texas 79602

     James D. Webster, M.D.     547 Chestnut Street
                                Abilene, Texas 79602

     C.G. Whitten               547 Chestnut Street
                                Abilene, Texas 79602

     John A. Wright             547 Chestnut Street
                                Abilene, Texas 79602


                          ARTICLE XII.

          No shareholder of this corporation shall, by reason of his holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such stockholder, other than such rights, if any, as the Board of Directors, at its discretion from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other securities either in whole or in part to the existing shareholders of any class.

                          ARTICLE XIII.

          Section 1.     Vote Required for Certain Business
     Combinations.

          A.   Higher Vote for Certain Business
     Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article XIII:

               (i)  any merger or consolidation of the
          corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) that is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $20 million or more; or

                (iii)      the issuance or transfer  by  the
          corporation or any Subsidiary (in one transaction or a series of transactions) of any stock or other securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, stock or other securities or property (or combination thereof) having an aggregate Fair Market Value of $5 million or more; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested
          Shareholder  or  any Affiliate of  any  Interested
          Shareholder; or

               (v)  any reclassification of securities of
          the corporation (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as defined) of the corporation or any Subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

     shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class; provided, however, that such requirement shall be in addition to, and not in lieu of, any class voting rights that any class of Voting Stock may be entitled to under applicable law or these Articles of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          B. Definition of "Business Combination." The term "Business Combination" used in this Article XIII shall mean any transaction that is referred to in any one or more clauses (i) through (v) of Paragraph A of this Section 1.

          Section 2.     When Higher Vote is Not Required.
     The provisions of Section 1 of this Article XIII shall not be applicable to any particular Business
     Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of

     Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

          A.   Approval by Disinterested Directors.  The
     Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

          B. Price and Procedure Requirements. All of the following conditions shall have been met:

               (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in Stock Business Combination shall be at least equal to the higher of the following:

                    (a)  (if applicable) the highest per
               share price (including any brokerage
               commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                    (b)  the Fair Market Value per share of
               Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article XIII as the "Determination Date"), whichever is higher.

               (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B (ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

                    (a)  (if applicable) the highest per
               share price (including any brokerage
               commissions, transfer taxes and soliciting dealers' fees) paid by the Interested
               Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested
               Shareholder, whichever it higher;

                    (b)  (if applicable) the highest
               preferential amount per share to which the holder of shares of such class of Voting
               Stock are entitled in the event of any
               voluntary or involuntary liquidation,
               dissolution or winding up of the corporation;
               and

                    (c)  the Fair Market Value per share of
               such class of Voting Stock on the
               Announcement Date or on the Determination
               Date, whichever is higher.

               (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

               (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder.

               (v)  After such Interested Shareholder has
          become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (vi) A proxy or information statement
          describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          Section 3.     Certain Definitions.  For the
     purpose of this Article XIII:

          A. A "person" shall mean any individual, firm, corporation or other entity.

          B.   "Interested Shareholder" shall mean any
     person (other than the corporation or any Subsidiary) who or that:

               (i)  is the beneficial owner, directly or
          indirectly, of 5% or more of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

               (iii)     is an assignee of or has otherwise
          succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any Voting Stock:

               (i)  that such person or any of its
          Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly through any corporation, partnership, trust, estate or other entity; or

               (ii) that such person or any of its
          Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii)     that is beneficially owned,
          directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purpose of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock that any be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-
     2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986.

          F. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation, provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this
     Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly of indirectly, by the corporation.

          G. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

          H. "Fair Market Value" means: (i) in the case of stock or securities ("stock"), the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

          I. In the event of any Business Combination of which the corporation survives, the phrase
     "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Section 2 of this
     Article XIII shall include the shares of Common Stock and/or the shares of any other class of outstanding
     Voting Stock retained by the holders of such shares.

          J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1986.

          Section 4.     Powers of the Board of Directors.
     A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article XIII, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $20 million or more or $5 million or more, as the case may be. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article XIII; any such determination made by a majority of the Disinterested Directors in good faith shall be conclusive and binding for all purposes of this Article XIII.

          Section 5.     No Effect on Fiduciary Obligations
     of Interested Shareholders.  Nothing contained in this
     Article XIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          Section 6.     Amendment, Repeal, etc.
     Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or such bylaws), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, the Article XIII or any provision hereof.

                            ARTICLE XIV.


          To the maximum extent permitted by applicable law and regulations, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for:

               (1) a breach of a director's duty of loyalty to the corporation or its shareholders,

               (2)  an act or omission not in good faith or
          that involves intentional misconduct or a knowing violation of the law,

               (3)  a transaction from which a director
          received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office,

               (4)  an act or omission for which the
          liability of a director is expressly provided for by statute, or

               (5)  an act related to an unlawful share
          repurchase or payment of a dividend.

     If applicable law or regulations are amended after approval by the corporation's shareholders of this
     Article XIV to authorize corporate action further eliminating the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation shall be eliminated or limited to the maximum extent permitted by law. No repeal or modification of this Article XIV by the shareholders shall adversely affect any right or protection of a director or officer of the corporation existing by virtue of this Article XIV at the time of such repeal or modification.





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                              -24-

     IN WITNESS WHEREOF, the undersigned has caused these Restated Articles of Incorporation of INDEPENDENT BANKSHARES,
INC. to be executed this 28th day of March, 1995.

                              INDEPENDENT BANKSHARES, INC.


                              BY:     /s/ Randal Crosswhite
                                   -----------------------------
                              NAME:     Randal Crosswhite
                              TITLE:  Senior Vice President/
                                     Chief Financial Officer